Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS SECOND QUARTER 2020 NET INCOME OF $3.7 BILLION,
$8.40 DILUTED EPS, REFLECTING GAIN ON BLACKROCK SALE

Strong capital, liquidity and reserve levels

Supporting customers, communities and employees

PITTSBURGH, July 15, 2020 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
	2Q20	1Q20	2Q19
Net income (loss) from continuing operations	($744)	$759	$1,185
Net income from discontinued operations	$4,399	$156	$189
Net income $ millions	$3,655	$915	$1,374
Diluted earnings (loss) from continuing operations	($1.90)	$1.59	$2.47
Diluted earnings from discontinued operations	$10.28	$.36	$.41
Diluted earnings per common share	$8.40	$1.95	$2.88

“During this remarkable period in the midst of the pandemic and economic downturn, PNC has remained steadfast in our commitment to our customers, communities, employees and shareholders. While our pre-provision results for the second quarter were good in the context of a lower rate environment and business headwinds, the uncertainty in the economy related to the pandemic resulted in a substantial loan loss reserve build. The monetization of our BlackRock investment and recent CCAR results underscore the strength of our balance sheet. Our book value per share increased significantly, and PNC is very well positioned with substantial capital and liquidity flexibility to continue to support our constituents and capitalize on opportunities that may arise during these challenging times.”
             Bill Demchak, PNC Chairman, President and Chief Executive Officer

Sale of Equity Investment in BlackRock, Inc.

▪
PNC divested its 22.4% equity investment in BlackRock in May 2020 primarily through the sale of 31.6 million shares in a registered offering and 2.65 million shares repurchased by BlackRock. PNC also contributed .5 million BlackRock shares to the PNC Foundation. Net proceeds from the sale were $14.2 billion. The after-tax gain on the sale of $4.3 billion, and donation expense and BlackRock's historical results, are reported in PNC's consolidated financial statements as discontinued operations.

Income Statement Highlights - Continuing Operations
Second quarter 2020 compared with first quarter 2020

▪	Results from continuing operations reflected a loss of $744 million, a decrease of $1.5 billion due to a higher provision for credit losses.

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 2

▪
Provision for credit losses increased to $2.5 billion for the second quarter compared with $914 million for the first quarter due to the significant estimated economic impact of the pandemic. Provision was calculated under the Current Expected Credit Loss (CECL) accounting standard adopted January 1, 2020.

–	Provision was $1.7 billion for the commercial portfolio and $720 million for the consumer portfolio.

▪	Total revenue of $4.1 billion declined $260 million, or 6%.

▪
Net interest income of $2.5 billion increased $16 million, or 1%, as lower rates on deposits and borrowings and higher average loans, balances held with the Federal Reserve Bank and securities were partially offset by lower yields on earning assets.

–	Net interest margin decreased 32 basis points to 2.52% reflecting the full quarter impact of the 1.5 percentage point reduction in the federal funds rate by the Federal Reserve in March 2020.

▪	Noninterest income of $1.6 billion decreased $276 million, or 15%.

–
Fee income of $1.3 billion declined $204 million, or 14%. Service charges on deposits and consumer service fees decreased $136 million reflecting lower consumer spending and fees waived to assist customers in the pandemic, and residential mortgage revenue decreased $52 million due to a lower benefit from residential mortgage servicing rights valuation, net of economic hedge.

–	Other noninterest income of $271 million declined $72 million primarily due to lower net securities gains partially offset by higher capital markets-related revenue.

▪	Noninterest expense of $2.5 billion decreased $28 million, or 1%, reflecting lower business activity related to the economic impact of the pandemic and well-controlled expenses.

▪	The effective tax rate was 17.5% for the second quarter and 13.7% for the first quarter.
Balance Sheet Highlights

▪	Average loans increased $24.5 billion, or 10%, to $268.1 billion in the second quarter compared with the first quarter.

–
Average commercial loans of $189.3 billion increased $25.2 billion, or 15%, reflecting Paycheck Protection Program (PPP) lending under the CARES Act and higher utilization of loan commitments driven by the economic impact of the pandemic on customer liquidity preferences.

–	Average consumer loans of $78.8 billion decreased $.7 billion, or 1%, primarily due to lower credit card, auto and student loans partially offset by higher residential mortgage loans.

▪	Loans at June 30, 2020 declined $6.4 billion, or 2%, to $258.2 billion compared with March 31, 2020.

–	Commercial loans decreased $4.5 billion, or 2%. PNC funded $13.7 billion of PPP loans during the second quarter. New loans were more than offset by paydowns of March 2020 draws on loan commitments.

–	Consumer loans decreased $1.9 billion, or 2%, primarily in auto, credit card and home equity loans.

▪	Credit quality performance:

–
Overall delinquencies of $1.3 billion at June 30, 2020 decreased $173 million, or 12%, compared with March 31, 2020 due to lower consumer loan and commercial loan delinquencies reflecting CARES Act and other forbearance.

–	Nonperforming assets of $2.0 billion at June 30, 2020 increased $200 million, or 11%, compared with March 31, 2020.

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 3

–	Net loan charge-offs were $236 million for the second quarter compared with $212 million for the first quarter.

–	The allowance for credit losses to total loans was 2.55% at June 30, 2020 and 1.66% at March 31, 2020.

▪
Average deposits increased $45.5 billion, or 16%, to $335.2 billion in the second quarter compared with the first quarter due to growth in commercial deposits reflecting pandemic-related accumulation of liquidity by customers. Consumer deposits also increased driven by government stimulus payments and lower consumer spending.

–	Deposits at June 30, 2020 increased $40.8 billion, or 13%, to $346.0 billion compared with March 31, 2020.

▪	Average investment securities increased $4.0 billion, or 5%, to $88.4 billion in the second quarter compared with the first quarter.

–	Investment securities at June 30, 2020 increased $8.0 billion, or 9%, to $98.5 billion compared with March 31, 2020.

▪
Average balances held with the Federal Reserve Bank of $34.2 billion for the second quarter increased $16.9 billion compared with the first quarter, and balances at June 30, 2020 of $50.0 billion increased $30.4 billion compared with March 31, 2020, reflecting higher liquidity from deposit growth and proceeds from the sale of the equity investment in BlackRock.

▪	PNC maintained strong capital and liquidity positions.

–	The PNC board of directors declared a quarterly cash dividend on common stock payable on August 5, 2020 of $1.15 per share, consistent with the second quarter dividend paid on May 5, 2020.

–
PNC announced on March 16, 2020 a temporary suspension of its common stock repurchase program in conjunction with the Federal Reserve's effort to support the U.S. economy during the pandemic, and will continue the suspension through the third quarter of 2020, with the exception of permissible share repurchases to offset the effects of employee benefit plan-related issuances.

–	The Basel III common equity Tier 1 capital ratio was an estimated 11.3 percent at June 30, 2020 and 9.4 percent at March 31, 2020.

–	The Liquidity Coverage Ratio at June 30, 2020 for both PNC and PNC Bank, N.A. exceeded the regulatory minimum requirement.

Earnings Summary
In millions, except per share data		2Q20	1Q20	2Q19
Net income		$3,655	$915	$1,374
Net income attributable to diluted common shares		$3,569	$839	$1,300
Diluted earnings per common share		$8.40	$1.95	$2.88
Average diluted common shares outstanding		426	430	452
Return on average assets		3.21%	.89%	1.39%
Return on average common equity		30.11%	7.51%	11.75%
Book value per common share	Quarter end	$115.26	$106.70	$101.53
Tangible book value per common share (non-GAAP)	Quarter end	$93.54	$84.93	$80.76
Cash dividends declared per common share		$1.15	$1.15	$.95

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts.

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 4

This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				2Q20 vs	2Q20 vs
In millions	2Q20	1Q20	2Q19	1Q20	2Q19
Net interest income	$2,527	$2,511	$2,498	1%	1%
Noninterest income	1,549	1,825	1,717	(15)%	(10)%
Total revenue	$4,076	$4,336	$4,215	(6)%	(3)%

Total revenue for the second quarter of 2020 decreased $260 million compared with the first quarter and $139 million compared with the second quarter of 2019 due to lower noninterest income.
Net interest income for the second quarter of 2020 increased $16 million compared with the first quarter and $29 million compared with the second quarter of 2019. In both comparisons, lower rates on deposits and borrowings and higher average loans, balances held with the Federal Reserve Bank and securities were partially offset by lower yields on earning assets. The net interest margin declined to 2.52% for the second quarter of 2020 from 2.84% in the first quarter and 2.91% in the second quarter of 2019 as a result of lower yields on earning assets partially offset by lower funding costs reflecting the full quarter impact of the 1.5 percentage point reduction in the federal funds rate by the Federal Reserve in March 2020 and the related decline in other market interest rates.

Noninterest Income				Change	Change
				2Q20 vs	2Q20 vs
In millions	2Q20	1Q20	2Q19	1Q20	2Q19
Asset management	$199	$201	$221	(1)%	(10)%
Consumer services	330	377	392	(12)%	(16)%
Corporate services	512	526	484	(3)%	6%
Residential mortgage	158	210	82	(25)%	93%
Service charges on deposits	79	168	171	(53)%	(54)%
Other	271	343	367	(21)%	(26)%
	$1,549	$1,825	$1,717	(15)%	(10)%

Noninterest income for the second quarter of 2020 decreased $276 million compared with the first quarter. Asset management revenue declined $2 million reflecting the impact of lower average equity markets. Consumer services decreased $47 million and service charges on deposits decreased $89 million due to lower transaction volumes and activity reflecting lower consumer spending and fees waived to assist customers in the pandemic. Corporate services declined $14 million primarily due to lower merger and acquisition advisory fees partially offset by higher loan syndication and asset-backed

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 5

financing fees. Residential mortgage revenue decreased $52 million as a lower benefit from residential mortgage servicing rights valuation, net of economic hedge, was partially offset by higher loan sales revenue. Other noninterest income declined $72 million primarily due to lower net securities gains partially offset by higher capital markets-related revenue.
Noninterest income for the second quarter of 2020 decreased $168 million compared with the second quarter of 2019. Asset management revenue declined $22 million reflecting the impact of 2019 sales of proprietary mutual funds and the retirement recordkeeping business. Consumer services decreased $62 million and service charges on deposits decreased $92 million largely due to pandemic-related lower transaction volumes and fees waived for customers experiencing hardships. Corporate services grew $28 million as a result of higher revenue from commercial mortgage banking activities and higher asset-backed financing and loan syndication fees partially offset by lower merger and acquisition advisory fees. Residential mortgage revenue increased $76 million due to higher loan sales revenue from higher origination volumes. Other noninterest income decreased $96 million reflecting negative valuation adjustments of private equity investments and the second quarter 2019 gain on the sale of the retirement recordkeeping business partially offset by higher capital markets-related revenue.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				2Q20 vs	2Q20 vs
In millions	2Q20	1Q20	2Q19	1Q20	2Q19
Personnel	$1,373	$1,369	$1,365	—	1%
Occupancy	199	207	212	(4)%	(6)%
Equipment	301	287	298	5%	1%
Marketing	47	58	83	(19)%	(43)%
Other	595	622	653	(4)%	(9)%
	$2,515	$2,543	$2,611	(1)%	(4)%

Noninterest expense for the second quarter of 2020 decreased $28 million compared with the first quarter and $96 million compared with the second quarter of 2019. Lower business activity related to the economic impact of the pandemic contributed to the declines, including lower marketing expense and costs associated with business travel, as PNC continued to focus on managing expenses. Equipment expense increased in the second quarter of 2020 compared with the first quarter reflecting higher depreciation.
The effective tax rate from continuing operations was 17.5% for the second quarter of 2020, 13.7% for the first quarter and 16.8% for the second quarter of 2019. The lower effective tax rate in the first quarter included a benefit from resolution of certain tax matters.

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 6

CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $457.3 billion in the second quarter of 2020 compared with $412.4 billion in the first quarter of 2020 and $397.0 billion in the second quarter of 2019. Total assets were $459.0 billion at June 30, 2020, $445.5 billion at March 31, 2020 and $405.8 billion at June 30, 2019. Balance sheet growth in the second quarter of 2020 in all comparisons reflected higher deposits maintained with the Federal Reserve Bank and higher investment securities. Loans declined at June 30, 2020 compared with March 31, 2020, and increased compared with June 30, 2019 and in both average balance comparisons.

Loans				Change	Change
				2Q20 vs	2Q20 vs
In billions	2Q20	1Q20	2Q19	1Q20	2Q19
Average
Commercial	$189.3	$164.1	$160.1	15%	18%
Consumer	78.8	79.5	74.7	(1)%	5%
Average loans	$268.1	$243.6	$234.8	10%	14%

Quarter end
Commercial	$180.2	$184.7	$161.6	(2)%	12%
Consumer	78.0	79.9	75.6	(2)%	3%
Total loans	$258.2	$264.6	$237.2	(2)%	9%

Average loans for the second quarter of 2020 grew $24.5 billion compared with the first quarter. Average commercial loans increased $25.2 billion, reflecting PPP lending under the CARES Act and higher utilization of loan commitments driven by the economic impact of the pandemic on customer liquidity preferences. PNC funded $13.7 billion of PPP loans during the second quarter. Average consumer loans of $78.8 billion decreased $.7 billion primarily due to lower credit card, auto and student loans partially offset by higher residential mortgage loans.
Total loans at June 30, 2020 declined $6.4 billion compared with March 31, 2020. Commercial loans decreased $4.5 billion as new loans were more than offset by paydowns of March 2020 draws on loan commitments. Unfunded commercial loan commitments increased to $137.2 billion at June 30, 2020 compared with $116.0 billion at March 31, 2020. Consumer loans decreased $1.9 billion primarily in auto, credit card and home equity loans.
Second quarter 2020 average and period end loans increased $33.3 billion and $21.0 billion, respectively, compared with second quarter 2019 driven by growth in commercial loans, including PPP lending, and higher consumer loans, primarily residential mortgage and auto loans.

Investment Securities				Change	Change
				2Q20 vs	2Q20 vs
In billions	2Q20	1Q20	2Q19	1Q20	2Q19
Average	$88.4	$84.4	$83.6	5%	6%
Quarter end	$98.5	$90.5	$88.3	9%	12%

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 7

Average investment securities for the second quarter of 2020 increased $4.0 billion and period end balances increased $8.0 billion compared with the first quarter primarily due to net purchases of agency residential mortgage-backed securities, as well as short-term U.S. Treasury securities near second quarter end. Second quarter 2020 average and period-end investment securities increased $4.8 billion and $10.2 billion, respectively, compared with the second quarter of 2019 primarily due to higher agency residential mortgage-backed securities. Net unrealized gains on available for sale securities were $3.4 billion at June 30, 2020, $2.9 billion at March 31, 2020 and $1.2 billion at June 30, 2019.
Average balances held with the Federal Reserve Bank were $34.2 billion in the second quarter of 2020, $17.3 billion in the first quarter of 2020 and $13.2 billion in the second quarter of 2019. Balances held with the Federal Reserve were $50.0 billion at June 30, 2020, $19.6 billion at March 31, 2020 and $18.1 billion at June 30, 2019. Higher balances in the second quarter of 2020 reflected liquidity from deposit growth and proceeds from the sale of the equity investment in BlackRock.

Deposits				Change	Change
				2Q20 vs	2Q20 vs
In billions	2Q20	1Q20	2Q19	1Q20	2Q19
Average
Noninterest-bearing	$93.8	$74.4	$71.7	26%	31%
Interest-bearing	241.4	215.3	201.2	12%	20%
Average deposits	$335.2	$289.7	$272.9	16%	23%

Quarter end
Noninterest-bearing	$99.5	$81.6	$69.9	22%	42%
Interest-bearing	246.5	223.6	203.4	10%	21%
Total deposits	$346.0	$305.2	$273.3	13%	27%

Average deposits for the second quarter of 2020 increased $45.5 billion compared with the first quarter and deposits at June 30, 2020 increased $40.8 billion compared with March 31, 2020 due to growth in commercial deposits reflecting pandemic-related accumulation of liquidity by customers. Consumer deposits also increased driven by government stimulus payments and lower consumer spending. Second quarter 2020 average and period-end deposits increased $62.3 billion and $72.7 billion, respectively, compared with second quarter 2019 as a result of pandemic-related customer liquidity and overall growth in commercial and consumer deposits and customers.

Borrowed Funds				Change	Change
				2Q20 vs	2Q20 vs
In billions	2Q20	1Q20	2Q19	1Q20	2Q19
Average	$53.2	$57.2	$62.3	(7)%	(15)%
Quarter end	$47.0	$73.4	$69.0	(36)%	(32)%

Average borrowed funds for the second quarter of 2020 decreased $4.0 billion compared with the first quarter due to lower federal funds purchased, bank notes and senior debt and Federal Home

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 8

Loan Bank borrowings. Borrowed funds at June 30, 2020 decreased $26.4 billion compared with March 31, 2020 as declines in Federal Home Loan Bank borrowings, federal funds purchased, bank notes and senior debt, and repurchase agreements reflected use of liquidity from deposit growth and proceeds from the sale of the equity investment in BlackRock. Average borrowed funds for the second quarter of 2020 decreased $9.1 billion compared with the second quarter of 2019, and period-end borrowed funds decreased $22.0 billion.

Capital
	6/30/2020	*	3/31/2020	6/30/2019
Common shareholders' equity In billions	$48.9		$45.3	$45.3
Basel III common equity Tier 1 capital ratio	11.3%		9.4%	9.7%
Basel III common equity Tier 1 fully implemented capital ratio	10.9%		9.2%	N/A
* Ratios estimated

PNC further strengthened its already strong capital position. Common shareholders’ equity at June 30, 2020 increased $3.6 billion, or 8%, over March 31, 2020 due to higher second quarter net income and an increase in accumulated other comprehensive income partially offset by dividends.
The PNC board of directors declared a quarterly cash dividend on common stock payable on August 5, 2020 of $1.15 per share, consistent with the second quarter dividend paid on May 5, 2020.
PNC announced on March 16, 2020 a temporary suspension of its common stock repurchase program in conjunction with the Federal Reserve's effort to support the U.S. economy during the pandemic, and will continue the suspension through the third quarter of 2020, with the exception of share repurchases to offset the effects of employee benefit plan-related issuances as permitted by recent guidance from the Federal Reserve. The estimated amount is $100 million in the third quarter of 2020, but the timing and amount of executed repurchases will be based on market conditions and other factors.
For information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. The 2019 Tailoring Rules became effective for PNC as of January 1, 2020. PNC elected a five-year transition provision effective March 31, 2020 to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 9

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			6/30/20 vs	6/30/20 vs
In millions	6/30/2020	3/31/2020	6/30/2019	3/31/20	6/30/19
Provision for credit losses	$2,463	$914	$180	$1,549	$2,283
Net loan charge-offs	$236	$212	$142	11%	66%
Nonperforming loans	$1,876	$1,644	$1,724	14%	9%
Nonperforming assets	$1,955	$1,755	$1,850	11%	6%
Accruing loans past due 90 days or more	$456	$534	$524	(15)%	(13)%
Allowance for loan and lease losses	$5,928	$3,944	$2,721	$1,984	$3,207
Allowance for unfunded lending related commitments	$662	$450	$291	$212	$371
Allowance for credit losses to total loans	2.55%	1.66%	1.27%

Provision for credit losses was $2.5 billion in the second quarter of 2020, an increase of $1.5 billion compared with the first quarter. Under the CECL accounting standard adopted January 1, 2020, the weighted average of PNC's macroeconomic scenarios used in the estimation of expected credit losses materially worsened compared with the first quarter due to the significantly adverse economic impact of the pandemic. Negative borrower credit migration attributable to the pandemic also contributed to the provision increase. Provision for credit losses was $1.7 billion for the commercial portfolio, $720 million for the consumer portfolio and $31 million for securities and other assets.
Net loan charge-offs for the second quarter of 2020 increased $24 million compared with the first quarter as increases in commercial loan net charge-offs of $48 million were partially offset by a decrease in consumer loan net charge-offs of $24 million. Compared with second quarter 2019, net loan charge-offs increased $94 million due to higher commercial loan net charge-offs of $75 million and higher consumer loan net charge-offs of $19 million primarily in the auto and credit card portfolios. Net charge-offs were .35 percent of average loans on an annualized basis for both the second and first quarters of 2020 and .24 percent for the second quarter of 2019.
Nonperforming assets at June 30, 2020 increased $200 million compared with March 31, 2020. Higher nonperforming commercial loans of $192 million and higher nonperforming consumer loans of $40 million were partially offset by lower other real estate owned and foreclosed assets of $32 million due to asset sales and suspension of pandemic-related foreclosures. The increase in nonperforming commercial loans was primarily related to industries economically impacted by the pandemic and the energy industry. Nonperforming assets increased $105 million compared with June 30, 2019 due to higher nonperforming commercial loans of $218 million partially offset by lower nonperforming consumer loans of $66 million and lower other real estate owned and foreclosed assets of $47 million. Nonperforming assets to total assets were .43% at June 30, 2020, .39% at March 31, 2020 and .46% at June 30, 2019.
Overall delinquencies at June 30, 2020 decreased $173 million, or 12%, compared with March 31, 2020 as consumer loan delinquencies declined $135 million and commercial loan delinquencies declined $38 million. Loans past due 30 to 59 days decreased $98 million, loans past due 60 to 89

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 10

days increased $3 million and loans past due 90 days or more decreased $78 million. Declines reflected pandemic-related loan modifications through extensions, deferrals and forbearance. Under the CARES Act credit reporting rules and guidance from regulatory agencies, certain loans modified due to COVID-19 related hardships were considered current and not reported as past due at June 30, 2020.
The allowance for credit losses increased to $6.6 billion, or 2.55% of total loans, at June 30, 2020 compared with $4.4 billion, or 1.66% of total loans at March 31, 2020.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	2Q20	1Q20	2Q19
Retail Banking	$(223)	$201	$325
Corporate & Institutional Banking	(358)	370	602
Asset Management Group	28	54	80
Other	(191)	134	178
Net income (loss) from continuing operations	$(744)	$759	$1,185
See accompanying notes in Consolidated Financial Highlights

Retail Banking				Change	Change
				2Q20 vs	2Q20 vs
In millions	2Q20	1Q20	2Q19	1Q20	2Q19
Net interest income	$1,390	$1,456	$1,376	$(66)	$14
Noninterest income	$585	$788	$657	$(203)	$(72)
Provision for credit losses	$761	$445	$81	$316	$680
Noninterest expense	$1,500	$1,536	$1,527	$(36)	$(27)
Earnings (loss)	$(223)	$201	$325	$(424)	$(548)

In billions
Average loans	$83.7	$81.4	$76.3	$2.3	$7.4
Average deposits	$189.0	$173.0	$168.8	$16.0	$20.2

Retail Banking results were a loss for the second quarter of 2020 compared with earnings in the first quarter of 2020 and the second quarter of 2019. Noninterest income declined in both comparisons. Service charges on deposits were lower driven by a decrease in overdraft and return items, and consumer service fees decreased, including merchant services, credit card and debit card fees. Both decreases were attributable to declines in transaction volumes reflecting lower consumer spending and fees waived to assist customers in the pandemic. Residential mortgage revenue decreased compared with the first quarter due to a lower benefit from residential mortgage servicing rights valuation, net of economic hedge, partially offset by higher loan sales revenue. Compared with second quarter 2019, residential mortgage revenue increased attributable to higher loan sales revenue from higher origination volumes. Noninterest income also declined in both comparisons due to

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 11

negative derivative fair value adjustments related to Visa Class B common shares in the second quarter of 2020. Provision for credit losses increased in the second quarter of 2020 due to the significant estimated economic impact of the pandemic. Noninterest expense decreased in both comparisons driven by lower marketing, ATM and business travel expense, partially offset by higher branch-related expense due in part to the impact of the pandemic.

▪
Average loans increased 3% compared with the first quarter of 2020 and 10% compared with the second quarter of 2019 due to growth in commercial lending, driven by PPP loans, and higher residential mortgage loans. Compared with second quarter 2019, growth in auto, unsecured installment and credit card loans contributed to the increase.

▪
Average deposits increased 9% compared with the first quarter and 12% compared with second quarter 2019 due to increases in demand deposits and savings as a result of government stimulus payments and lower consumer spending. Compared to the second quarter of 2019, the increase was partially offset by lower money market deposits, reflecting a shift to relationship-based savings products, and lower certificates of deposit.

▪
Net loan charge-offs were $142 million for the second quarter of 2020 compared with $166 million in the first quarter of 2020 and $120 million in the second quarter of 2019. The decline from the first quarter reflected COVID-19 related hardship assistance and suspension of pandemic-related foreclosures.

▪
Residential mortgage loan origination volume was $4.2 billion for the second quarter of 2020 compared with $3.2 billion for the first quarter of 2020 and $2.9 billion for the second quarter of 2019. Approximately 34% of second quarter 2020 volume was for home purchase transactions compared with 36% and 54% for the first quarter of 2020 and second quarter of 2019, respectively.

▪
The third party residential mortgage servicing portfolio was $122 billion at June 30, 2020 compared with $118 billion at March 31, 2020 and $124 billion at June 30, 2019. Residential mortgage loan servicing acquisitions were $11 billion for second quarter 2020 compared with $2 billion for the first quarter of 2020 and $5 billion for the second quarter of 2019.

▪
Approximately 73% of consumer customers used non-teller channels for the majority of their transactions during the second quarter of 2020 compared with 71% in the first quarter of 2020 and 69% in the second quarter of 2019.

▪
Deposit transactions via ATM and mobile channels were 65% of total deposit transactions in the second quarter of 2020 compared with 59% in the first quarter of 2020 and 56% in the second quarter of 2019.

Corporate & Institutional Banking				Change	Change
				2Q20 vs	2Q20 vs
In millions	2Q20	1Q20	2Q19	1Q20	2Q19
Net interest income	$1,064	$966	$917	$98	$147
Noninterest income	$726	$694	$661	$32	$65
Provision for credit losses	$1,585	$458	$100	$1,127	$1,485
Noninterest expense	$673	$722	$698	$(49)	$(25)
Earnings (loss)	$(358)	$370	$602	$(728)	$(960)

In billions
Average loans	$173.1	$151.0	$147.2	$22.1	$25.9
Average deposits	$127.0	$98.1	$90.5	$28.9	$36.5

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 12

Corporate & Institutional Banking results were a loss for the second quarter of 2020 compared with earnings in the first quarter of 2020 and second quarter of 2019. Noninterest income increased in both comparisons primarily due to higher capital markets-related revenue and higher revenue from commercial mortgage banking activities. Provision for credit losses increased in the second quarter of 2020 due to the significant estimated economic impact of the pandemic which resulted in a worsening macroeconomic outlook and negative credit migration. Noninterest expense decreased in both comparisons largely due to lower variable costs associated with decreased business activity.

▪
Average loans increased 15% compared with the first quarter and 18% over the second quarter of 2019 due to broad growth across PNC’s corporate banking, real estate, commercial banking and business credit businesses, including higher average utilization of loan commitments primarily driven by the economic impact of the pandemic and PPP loan originations.

▪	Average deposits increased 29% from the first quarter and 40% from the second quarter of 2019 reflecting liquidity maintained by customers due to the economic impact of the pandemic.

▪	Net charge-offs were $99 million in the second quarter of 2020 compared with $50 million in the first quarter and $23 million in the second quarter of 2019.

Asset Management Group				Change	Change
				2Q20 vs	2Q20 vs
In millions	2Q20	1Q20	2Q19	1Q20	2Q19
Net interest income	$89	$88	$68	$1	$21
Noninterest income	$204	$204	$286	—	$(82)
Provision for credit losses	$39	$3	—	$36	$39
Noninterest expense	$217	$219	$249	$(2)	$(32)
Earnings	$28	$54	$80	$(26)	$(52)

In billions
Client assets under administration at quarter end	$289	$264	$294	$25	$(5)
Average loans	$7.5	$7.3	$6.7	$.2	$.8
Average deposits	$18.9	$18.1	$12.7	$.8	$6.2

Asset Management Group earnings for the second quarter of 2020 decreased in both comparisons. Noninterest income was consistent with the first quarter of 2020 and decreased compared with the second quarter of 2019 as a result of the gain on the sale of the retirement recordkeeping business in second quarter 2019. Provision for credit losses increased in the second quarter of 2020 due to the significant estimated economic impact of the pandemic. Noninterest expense declined compared with the first quarter due to lower variable costs associated with reduced business activity related to the economic impact of the pandemic and decreased compared with the second quarter of 2019 as a result of the impact of the 2019 divestitures.
Client assets under administration at June 30, 2020 included discretionary client assets under management of $151 billion and nondiscretionary client assets under administration of $138 billion. Discretionary client assets under management increased $15 billion compared with March 31, 2020 primarily due to higher equity markets at June 30, 2020 compared with March 31, 2020. Discretionary

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 13

client assets under management decreased $11 billion compared with June 30, 2019 driven by the impact of the fourth quarter 2019 sale of proprietary mutual funds.
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 402-9133 and (303) 223-2694 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s second quarter 2020 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21962756 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.
[TABULAR MATERIAL FOLLOWS]

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
FINANCIAL RESULTS	Three months ended			Six months ended
Dollars in millions, except per share data	June 30	March 31	June 30	June 30	June 30
	2020	2020	2019	2020	2019
Revenue
Net interest income	$2,527	$2,511	$2,498	$5,038	$4,973
Noninterest income	1,549	1,825	1,717	3,374	3,303
Total revenue	4,076	4,336	4,215	8,412	8,276
Provision for credit losses	2,463	914	180	3,377	369
Noninterest expense	2,515	2,543	2,611	5,058	5,189
Income (loss) from continuing operations before income taxes and noncontrolling interests	$(902)	$879	$1,424	$(23)	$2,718
Income taxes (benefit) from continuing operations	(158)	120	239	(38)	451
Net income (loss) from continuing operations	$(744)	$759	$1,185	$15	$2,267
Income from discontinued operations before taxes	$5,596	$181	$224	$5,777	$449
Income taxes from discontinued operations	1,197	25	35	1,222	71
Net income from discontinued operations	$4,399	$156	$189	$4,555	$378
Net income	$3,655	$915	$1,374	$4,570	$2,645
Less:
Net income attributable to noncontrolling interests	7	7	12	14	22
Preferred stock dividends (a)	55	63	55	118	118
Preferred stock discount accretion and redemptions	1	1	1	2	2
Net income attributable to common shareholders	$3,592	$844	$1,306	$4,436	$2,503
Per Common Share
Basic earnings (loss) from continuing operations	$(1.90)	$1.59	$2.47	$(.29)	$4.68
Basic earnings from discontinued operations	10.28	.37	.42	10.60	.83
Total basic earnings	$8.40	$1.96	$2.89	$10.33	$5.51
Diluted earnings (loss) from continuing operations	$(1.90)	$1.59	$2.47	$(.29)	$4.67
Diluted earnings from discontinued operations	10.28	.36	.41	10.59	.82
Total diluted earnings	$8.40	$1.95	$2.88	$10.32	$5.49
Cash dividends declared per common share	$1.15	$1.15	$.95	$2.30	$1.90
Effective tax rate from continuing operations (b)	17.5%	13.7%	16.8%	165.2%	16.6%

(a)
Dividends are payable quarterly other than Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.

(b)	The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended			Six months ended
	June 30	March 31	June 30	June 30	June 30
	2020	2020	2019	2020	2019
PERFORMANCE RATIOS
Net interest margin (a)	2.52%	2.84%	2.91%	2.67%	2.94%
Noninterest income to total revenue	38%	42%	41%	40%	40%
Efficiency (b)	62%	59%	62%	60%	63%
Return on:
Average common shareholders' equity	30.11%	7.51%	11.75%	19.15%	11.45%
Average assets	3.21%	.89%	1.39%	2.11%	1.36%
BUSINESS SEGMENT NET INCOME (c)
In millions
Retail Banking	$(223)	$201	$325	$(22)	$589
Corporate & Institutional Banking	(358)	370	602	12	1,154
Asset Management Group	28	54	80	82	125
Other (d)	(191)	134	178	(57)	399
Net income (loss) from continuing operations	$(744)	$759	$1,185	$15	$2,267

(a)
Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019 were $19 million, $22 million and $27 million, respectively. The taxable equivalent adjustments to net interest income for the six months ended June 30, 2020 and June 30, 2019 were $41 million and $54 million, respectively.

(b)	Calculated as noninterest expense divided by total revenue.

(c)
Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflect PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.

(d)
Includes earnings and gains or losses related to residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	June 30	March 31	June 30
	2020	2020	2019
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$458,978	$445,493	$405,761
Loans (a)	$258,236	$264,643	$237,215
Allowance for loan and lease losses (b)	$5,928	$3,944	$2,721
Interest-earning deposits with banks	$50,233	$19,986	$18,362
Investment securities	$98,493	$90,546	$88,303
Loans held for sale (a)	$1,443	$1,693	$1,144
Equity investments	$4,943	$4,694	$4,817
Asset held for sale (c)		$8,511	$8,184
Mortgage servicing rights	$1,067	$1,082	$1,627
Goodwill	$9,233	$9,233	$9,221
Other assets (a)	$34,920	$41,556	$34,193
Noninterest-bearing deposits	$99,458	$81,614	$69,867
Interest-bearing deposits	$246,539	$223,590	$203,393
Total deposits	$345,997	$305,204	$273,260
Borrowed funds (a)	$47,026	$73,399	$69,025
Allowance for unfunded lending related commitments (b)	$662	$450	$291
Total shareholders’ equity	$52,923	$49,263	$49,340
Common shareholders’ equity	$48,928	$45,269	$45,349
Accumulated other comprehensive income (loss)	$3,069	$2,518	$631
Book value per common share	$115.26	$106.70	$101.53
Tangible book value per common share (Non-GAAP) (d)	$93.54	$84.93	$80.76
Period end common shares outstanding (millions)	425	424	447
Loans to deposits	75%	87%	87%
Common shareholders' equity to total assets	10.7%	10.2%	11.2%
CLIENT ASSETS (billions)
Discretionary client assets under management	$151	$136	$162
Nondiscretionary client assets under administration	138	128	132
Total client assets under administration	289	264	294
Brokerage account client assets	53	49	52
Total client assets	$342	$313	$346
CAPITAL RATIOS
Basel III (e) (f)
Common equity Tier 1	11.3%	9.4%	9.7%
Common equity Tier 1 fully implemented (g)	10.9%	9.2%	N/A
Tier 1 risk-based	12.4%	10.5%	10.9%
Total capital risk-based (h)	14.9%	12.6%	12.8%
Leverage	9.4%	9.5%	9.6%
Supplementary leverage	9.4%	7.9%	8.0%
ASSET QUALITY
Nonperforming loans to total loans	.73%	.62%	.73%
Nonperforming assets to total loans, OREO and foreclosed assets	.76%	.66%	.78%
Nonperforming assets to total assets	.43%	.39%	.46%
Net charge-offs to average loans (for the three months ended) (annualized)	.35%	.35%	.24%
Allowance for loan and lease losses to total loans (i)	2.30%	1.49%	1.15%
Allowance for credit losses to total loans (i) (j)	2.55%	1.66%	1.27%
Allowance for loan and lease losses to nonperforming loans (i)	316%	240%	158%
Accruing loans past due 90 days or more (in millions)	$456	$534	$524

(a)
Amounts include assets and liabilities for which we have elected the fair value option. Our first quarter 2020 Form 10-Q included, and our second quarter 2020 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.

(b)
Amounts at June 30, 2020 and March 31, 2020 reflect the impact of adopting Accounting Standards Update 2016-13 - Financial Instruments - Credit Losses, which is commonly referred to as the Current Expected Credit Losses (CECL) standard and our transition from an incurred loss methodology for these reserves to an expected credit loss methodology. Our 2019 Form 10-K and our first quarter 2020 Form 10-Q included, and our second quarter 2020 Form 10-Q will include additional information related to our adoption of this standard.

(c)
Represents our held for sale investment in BlackRock. In the second quarter of 2020, PNC divested its entire holding in BlackRock. Prior period BlackRock investment balances have been reclassified to the Asset held for sale line in accordance with Accounting Standard Codification 205-20, Presentation of Financial Statements - Discontinued Operations. Our second quarter 2020 Form 10-Q will include additional information.

(d)	See the Tangible Book Value per Common Share table on page 18 for additional information.

(e)
All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 17 for additional information. The ratios as of June 30, 2020 are estimated.

(f)	The June 30, 2020 and March 31, 2020 ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.

(g)	The June 30, 2020 and March 31, 2020 fully implemented ratios are calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.

(h)
The 2020 and 2019 Basel III Total risk-based capital ratios include nonqualifying trust preferred capital securities of $40 million and $60 million, respectively, that are subject to a phase-out period that runs through 2021.

(i)
Ratios at June 30, 2020 and March 31, 2020 reflect an increase in reserves due to the impact of CECL adoption, the significant economic impact of COVID-19 and loan growth. Our 2019 Form 10-K and our first quarter 2020 Form 10-Q included and our second quarter 2020 Form 10-Q will include additional information related to our adoption of this standard.

(j)	Excludes allowances for investment securities and other financial assets.

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As of January 1, 2020, the 2019 Tailoring Rules became effective for PNC. The most significant changes involve the election to exclude specific accumulated other comprehensive income (AOCI) items from common equity Tier 1 capital and higher thresholds used to calculate common equity Tier 1 capital deductions. Effective January 1, 2020, PNC must deduct from common equity Tier 1 capital investments in unconsolidated financial institutions (for PNC, primarily BlackRock at March 31, 2020 prior to the sale), mortgage servicing rights and deferred tax assets (in each case net of associated deferred tax liabilities) to the extent such items individually exceed 25% of the institution’s adjusted common equity Tier 1 capital.
Under the Basel III rules applicable to PNC during 2019, significant common stock investments in unconsolidated financial institutions (for PNC, primarily BlackRock), mortgage servicing rights and deferred tax assets were deducted from common equity Tier 1 capital (net of associated deferred tax liabilities) to the extent they individually exceeded 10%, or in the aggregate exceeded 15%, of the institution's adjusted common equity Tier 1 capital. Also, PNC's Basel III regulatory capital during 2019 included AOCI related to securities then held, and those transferred from, available for sale, as well as pension and other postretirement plans.
PNC’s regulatory risk-based capital ratios in 2020 and 2019 are both calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
Effective for March 31, 2020, regulators issued an interim final rule that allows banks that have adopted the CECL standard to delay for two years CECL’s full impact on regulatory capital, relative to the incurred loss methodology’s impact on regulatory capital, followed by a three year transition period. PNC elected to adopt this optional five-year transition provision effective for March 31, 2020. See the table below for the March 31, 2020 ratio and estimated June 30, 2020 ratio. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the June 30, 2020 and March 31, 2020 (Fully Implemented) estimates presented in the table below.
We also provide additional information below regarding PNC’s June 30, 2019 Basel III Common equity Tier 1 capital ratios.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios (Non-GAAP) (a)
	Basel III
	June 30 2020 (estimated) (b)	March 31 2020 (b)	June 30 2019	June 30, 2020 (Fully Implemented) (estimated) (c)	March 31, 2020 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$47,254	$43,596	$44,718	$45,859	$42,751
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,222)	(9,237)	(9,252)	(9,222)	(9,237)
Basel III total threshold deductions (d)			(2,909)
Accumulated other comprehensive income (loss) (e)			471
All other adjustments	(75)	(220)	(185)	(77)	(224)
Basel III Common equity Tier 1 capital	$37,957	$34,139	$32,843	$36,560	$33,290
Basel III standardized approach risk-weighted assets (f)	$337,314	$363,631	$337,612	$335,930	$363,651
Basel III advanced approaches risk-weighted assets (g)			$309,646
Basel III Common equity Tier 1 capital ratio	11.3%	9.4%	9.7%	10.9%	9.2%

(a)	All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.

(b)	The June 30, 2020 and March 31, 2020 ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.

(c)	The June 30, 2020 and March 31, 2020 ratio is calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.

(d)	Based on the Tailoring Rules, effective January 1, 2020 for PNC, the limit for threshold deductions increased, resulting in no deduction as of June 30, 2020 and March 31, 2020.

(e)	Based on the Tailoring Rules effective January 1, 2020, PNC elected to opt-out of the inclusion of accumulated other comprehensive income in regulatory capital.

(f)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

(g)
Basel III advanced approaches risk-weighted assets in 2019 were based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. Based on the Tailoring Rules effective January 1, 2020, PNC is no longer required to report advanced approaches risk-weighted assets.

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 18

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)
	June 30	March 31	June 30
Dollars in millions, except per share data	2020	2020	2019
Book value per common share	$115.26	$106.70	$101.53
Tangible book value per common share
Common shareholders' equity	$48,928	$45,269	$45,349
Goodwill and other intangible assets	(9,410)	(9,425)	(9,442)
Deferred tax liabilities on Goodwill and other intangible assets	188	189	191
Tangible common shareholders' equity	$39,706	$36,033	$36,098
Period-end common shares outstanding (millions)	425	424	447
Tangible book value per common share (Non-GAAP)	$93.54	$84.93	$80.76

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 19

Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.

▪	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Impacts of tariffs and other trade policies of the U.S. and its global trading partners.

–	The length and extent of economic contraction as a result of the COVID-19 pandemic.

–	Commodity price volatility.

▪
Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:

–
PNC’s baseline economic forecast is for an economic recovery in the second half of 2020 and into 2021, following a very severe but short recession in the first half of 2020. Consumers are increasing their spending and workers are returning to their job sites as states are gradually lifting restrictions on movement because of the COVID-19 pandemic; fiscal stimulus from the federal government is also supporting economic growth in mid-2020. After a significant contraction in real GDP, steep job losses, and a large increase in the unemployment rate in the second quarter, economic growth has resumed and the labor market is improving.

–
In the baseline forecast, real GDP increases in the third quarter as consumers start to spend again. Fiscal stimulus and extremely low interest rates support the recovery. Real GDP surpasses its pre-recession peak in 2022, and growth is well above its long-term trend through 2023.

–	The baseline forecast assumes that the Federal Open Market Committee keeps the federal funds rate in its current range of 0.00% to 0.25% into 2023.

▪
Given the many unknowns and potential downside risks, including additional COVID-19 outbreaks, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. If efforts to contain COVID-19 are unsuccessful and restrictions on movement are reimposed or expanded, the economy could fall back into recession. The potential expiration of fiscal stimulus is also a major downside risk. The longer the labor market recovery takes, the more it will damage consumer fundamentals and sentiment. This could make the recovery weaker. Similarly, weak near-term growth could damage business fundamentals. And an extended global recession due to COVID-19 would weaken the U.S. recovery. As a result, the outbreak and its consequences, including responsive measures to manage it, have had and are likely to continue to have an adverse effect, possibly materially, on our business and financial performance by adversely affecting, possibly materially, the demand and profitability of our products and services, the valuation of assets and our ability to meet the needs of our customers.

▪
PNC’s ability to take certain capital actions, including returning capital to shareholders beginning in the fourth quarter of 2020, is subject to PNC meeting or exceeding a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board's Comprehensive Capital Analysis and Review (CCAR) process. The Federal Reserve also has imposed limitations on capital distributions in the third quarter of 2020 by CCAR-participating bank holding companies and may extend these limitations, potentially in modified form.

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PNC Reports Second Quarter 2020 Net Income of $3.7 Billion, $8.40 Diluted EPS, Reflecting Gain on BlackRock Sale – Page 20

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪
PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models.

▪
Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–
Changes to laws and regulations, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

–
Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪
Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪
We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪
Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪
Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2019 Form 10-K and first quarter 2020 Form 10-Q, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. In particular, our forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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